PRESS RELEASE

DRAGON PHARMA RECEIVES ACQUISITION PROPOSAL FROM
YANLIN HAN

Vancouver, Canada – Dragon Pharmaceutical Inc. (“Dragon Pharma” or the “Company” TSX: DDD; OTCBB: DRUG) announced that in a letter dated January 15, 2010, Mr. Yanlin Han, Chairman and CEO of the Company, has made a non-binding proposal to acquire all of the outstanding shares of Dragon Pharma for a price of $0.80 per share. Dragon’s common stock quoted on OTCBB and traded on Toronto Stock Exchange closed at $0.60 per share and at CAD $0.63 per share, respectively, on January 22, 2010.

Mr. Han is the largest shareholder of the Company owning 37.95% of the total outstanding shares. Mr. Han’s letter indicates that his proposal is conditioned upon satisfactory completion of due diligence, negotiation of definitive transaction documents, receipt of the requisite financing commitments and receipt of necessary board approval. The Board of Directors of the Company has established a special committee of independent directors consisting of Peter Mak, Chairman, and Drs. Li and Frey to act on behalf of Dragon Pharma with respect to consideration of the proposal and other strategic alternatives.

The process of considering the proposal is only in its initial stages and consequently no decision has been made by the special committee of the Board in respect of Dragon Pharma’s response, if any, to the proposal. Shareholders are not being asked to take any action with respect to the proposal at this time. There can be no assurance that the proposed transaction or any other transaction will be acted upon, approved or completed.

About Dragon Pharmaceutical Inc.
Dragon Pharmaceutical, headquartered in Vancouver, Canada, is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, an API to combine with Amoxicillin to fight resistance, and 7-ACA, a key intermediate to produce cephalosporin antibiotics, and formulated cephalosporin antibiotic drugs. To learn more about Dragon Pharmaceutical Inc., please visit www.dragonpharma.com.

Safe Harbor Statement
This press release contains forward looking statements, including but not limited to, that a proposed transaction with Mr. Han will be acted upon, approved and completed. These statements are subject to certain risks and uncertainties that could cause results to differ materially from those anticipated in the forward looking statement. Readers should not place undue reliance on forward looking statements, which only reflect the views of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:
Dragon Pharmaceutical Inc.
Maggie Deng, Chief Operating Officer or
Karen Huang, Manager, Business Research & Development
Telephone: +1(604)-669-8817 or
North America Toll Free: 1-877-388-3784
Email: ir@dragonpharma.com
Website: http://www.dragonpharma.com